Exhibit 99.1

CONTACT:	REGIS CORPORATION:
Mark Fosland — Vice President, Finance
952-806-1707
Alex Forliti — Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS COMPLETES MERGER OF EUROPEAN FRANCHISE SALON OPERATIONS

-Regis Owns 30 Percent Stake in Provalliance Group-

MINNEAPOLIS, January 31, 2008 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today announced the completion of the merger of its continental European franchise salon operations with the Franck Provost Salon Group.   As a result of this transaction, Regis owns a 30 percent minority interest in the newly formed Provalliance Group, the largest hair salon company in Europe.  On October 15, 2007, the Company announced the signing of a definitive agreement to merge its continental European franchise salon operations with the Franck Provost Salon Group.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of December 31, 2007, the Company owned, franchised or held ownership interests in over 12,600 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women.  In addition, Regis maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in eleven other countries in North America, Europe and Asia. Regis also maintains a 50 percent ownership interest in Intelligent Nutrients, a joint venture that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

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